ANNALY CAPITAL MANAGEMENT, INC. REPORTS 2nd QUARTER 2021 RESULTS
NEW YORK—July 28, 2021—Annaly Capital Management, Inc. (NYSE: NLY) ("Annaly" or the "Company") today announced its financial results for the quarter ended June 30, 2021.

Financial Highlights
•GAAP net income (loss) of ($0.23) per average common share for the quarter
•Earnings available for distribution (“EAD”) (formerly core earnings (excluding PAA)) of $0.30 per average common share for the quarter, up $0.01 quarter-over-quarter with dividend coverage of +135%
•Economic return (loss) and tangible economic return (loss) of (4.0%) for the quarter
•Annualized GAAP return (loss) on average equity of (8.5%) and annualized EAD return on average equity of 13.1%
•Book value per common share of $8.37
•GAAP leverage of 4.7x up from 4.6x in the prior quarter; economic leverage of 5.8x, down from 6.1x in the prior quarter
•Declared quarterly common stock cash dividend of $0.22 per share

Business Highlights
Investment and Strategy
•Total assets of $92.9 billion(1) with capital allocation to credit increasing approximately 200 basis points to 29%(2)
•Annaly prudently managed its Agency portfolio amidst a challenging environment for Agency MBS including spread widening on lower rates, rising volatility and continued elevated speeds and supply; meanwhile, the complementary MSR platform saw meaningful growth, with the portfolio nearly doubling quarter-over-quarter
•Capital allocation to residential credit increased from 13% to 19% as the portfolio grew 22% quarter-over-quarter
◦Portfolio increase driven primarily by ~$1.0 billion of whole loan purchases demonstrating continued progress in executing our residential credit strategy, including the launch of our residential whole loan correspondent channel
•Annaly Middle Market Lending Group closed six deals during the quarter with an average commitment size of $76 million
◦Acted as Lead Left Arranger and Administrative Agent on a $715 million senior secured credit facility, which was successfully syndicated subsequent to quarter end, resulting in a final commitment of approximately $150 million
•Previously announced sale of Annaly's Commercial Real Estate Business on track to be completed as planned; subsequent to quarter end, the platform and the significant majority of the assets were transferred with remaining assets expected to be transferred by the end of the third quarter of 2021

Financing and Capital
•$9.6 billion of unencumbered assets, including cash and unencumbered Agency MBS of $4.7 billion
•Sustained record-low financing costs with average GAAP cost of interest bearing liabilities decreasing 7 basis points to 0.35% and average economic cost of interest bearing liabilities decreasing 4 basis points to 0.83%
•Annaly Residential Credit Group priced three residential whole loan securitizations totaling $1.1 billion since the beginning of the second quarter(3)
•Raised approximately $420 million of accretive common equity through the Company’s at-the-market sales program

Corporate Responsibility & Governance
•Published second Corporate Responsibility Report, which demonstrates Annaly’s continued focus on ESG endeavors. Key highlights of the 2020 report include:
◦Introduced a new commitment to further assess climate change risks and opportunities, taking into consideration the recommendations of the Task Force on Climate-related Financial Disclosures ("TCFD")
◦Included additional Sustainability Accounting Standards Board ("SASB") disclosures under the Mortgage Finance Standards for our Residential Credit business, supplementing our existing disclosures under the SASB and Global Reporting Initiative ("GRI") reporting frameworks
◦Purchased carbon credits to offset 100% of our Scope 2 greenhouse gas emissions

“During the second quarter, Annaly navigated a more challenging market backdrop marked by heightened rate and spread volatility, an elevated prepay environment and increased discussion of an eventual Fed Taper,” remarked David Finkelstein, Annaly’s Chief Executive Officer and Chief Investment Officer. “We proactively reduced leverage and the size of our portfolio while increasing liquidity to preserve capital for more attractive investment opportunities throughout the balance of the year. Despite the more conservative posturing, we generated robust earnings for the quarter well in excess of our dividend.”

“Given a more difficult investing environment for Agency MBS, we increased our capital allocation to residential credit this quarter by approximately 600 basis points as we continued to build out our strategic presence in the market through initiatives including the launch of our residential whole loan correspondent channel. We also made considerable progress in growing our mortgage servicing rights (“MSR”) platform, an efficient hedge to the duration and basis risk within our Agency portfolio, with over $400 million of exposure to MSR at quarter end. Further, we are pleased that the disposition of our Commercial Real Estate business remains on track, with the platform and the significant majority of our commercial assets transferred subsequent to quarter end and the remaining assets expected to be transferred in the third quarter. All of these strategic milestones should enable us to effectively allocate capital where returns are strongest and solidify our position as the leading player in the mortgage finance space.”

(1)    Assets represent Annaly’s investments that are on balance sheet, net of debt issued by securitization vehicles, as well as investments that are off-balance sheet in which Annaly has economic exposure. Assets include TBA purchase contracts (market value) of $17.7 billion and CMBX derivatives (market value) of $0.4 billion, are shown net of debt issued by securitization vehicles of $4.9 billion and exclude $0.5 billion of AMML held for sale assets.
(2)    Dedicated capital allocations as of June 30, 2021 assume capital related to held for sale assets will be redeployed within the Agency business-line.
(3)    Includes a $354 million residential whole loan securitization in April 2021, a $376 million residential whole loan securitization in June 2021 and a $382 million residential whole loan securitization in July 2021.

Financial Performance
The following table summarizes certain key performance indicators as of and for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020:

	June 30, 2021	March 31, 2021	June 30, 2020
Book value per common share	$8.37	$8.95	$8.39
GAAP leverage at period-end (1)	4.7:1	4.6:1	5.5:1
GAAP net income (loss) per average common share (2)	$(0.23)	$1.23	$0.58
Annualized GAAP return (loss) on average equity	(8.51%)	49.87%	25.84%
Net interest margin (3)	1.66%	3.39%	1.89%
Average yield on interest earning assets (4)	1.97%	3.76%	2.77%
Average GAAP cost of interest bearing liabilities (5)	0.35%	0.42%	0.96%
Net interest spread	1.62%	3.34%	1.81%
Non-GAAP metrics *
Earnings available for distribution per average common share (2)	$0.30	$0.29	$0.27
Annualized EAD return on average equity	13.05%	12.53%	12.82%
Economic leverage at period-end (1)	5.8:1	6.1:1	6.4:1
Net interest margin (excluding PAA) (3)	2.09%	1.91%	1.88%
Average yield on interest earning assets (excluding PAA) (4)	2.76%	2.71%	3.01%
Average economic cost of interest bearing liabilities (5)	0.83%	0.87%	1.29%
Net interest spread (excluding PAA)	1.93%	1.84%	1.72%
*    Represents a non-GAAP financial measure. Please refer to the "Non-GAAP Financial Measures" section for additional information.
(1)    GAAP leverage is computed as the sum of repurchase agreements, other secured financing, debt issued by securitization vehicles, participations issued and mortgages payable divided by total equity. Economic leverage is computed as the sum of recourse debt, cost basis of to-be-announced ("TBA") and CMBX derivatives outstanding, and net forward purchases (sales) of investments divided by total equity. Recourse debt consists of repurchase agreements and other secured financing (excluding certain non-recourse credit facilities). Certain credit facilities (included within other secured financing), debt issued by securitization vehicles, participations issued, and mortgages payable are non-recourse to the Company and are excluded from economic leverage.
(2)    Net of dividends on preferred stock.
(3)    Net interest margin represents interest income less interest expense divided by average Interest Earning Assets. Net interest margin (excluding PAA) represents the sum of interest income (excluding PAA) plus TBA dollar roll income and CMBX coupon income less interest expense and the net interest component of interest rate swaps divided by the sum of average Interest Earning Assets plus average outstanding TBA contract and CMBX balances. PAA represents the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term prepayment speeds related to the Company’s Agency mortgage-backed securities.
(4)    Average yield on interest earning assets represents annualized interest income divided by average interest earning assets. Average interest earning assets reflects the average amortized cost of our investments during the period. Average yield on interest earning assets (excluding PAA) is calculated using annualized interest income (excluding PAA).
(5)    Average GAAP cost of interest bearing liabilities represents annualized interest expense divided by average interest bearing liabilities. Average interest bearing liabilities reflects the average balances during the period. Average economic cost of interest bearing liabilities represents annualized economic interest expense divided by average interest bearing liabilities. Economic interest expense is comprised of GAAP interest expense and the net interest component of interest rate swaps.

Updates to Financial Disclosures
Commencing with the Company’s financial results for the quarter ended June 30, 2021 and for subsequent reporting periods, the Company has relabeled “Core Earnings (excluding PAA)” as “Earnings Available for Distribution” (“EAD”). Earnings Available for Distribution, which is a non-GAAP financial measure intended to supplement the Company’s financial results computed in accordance with U.S. generally accepted accounting principles (“GAAP”), has replaced the Company’s prior presentation of Core Earnings (excluding PAA). In addition, Core Earnings (excluding PAA) results from prior reporting periods have been relabeled Earnings Available for Distribution. In line with evolving industry practices, the Company believes the term Earnings Available for Distribution more accurately reflects the principal purpose of the measure than the term Core Earnings (excluding PAA) and will serve as a useful indicator for investors in evaluating the Company’s performance and its ability to pay dividends.
The definition of Earnings Available for Distribution is identical to the definition of Core Earning (excluding PAA) from prior reporting periods. As such, Earnings Available for Distribution is defined as the sum of (a) economic net interest income, (b) TBA dollar roll income and CMBX coupon income, (c) realized amortization of MSR, (d) other income (loss) (excluding depreciation expense related to commercial real estate and amortization of intangibles, non-EAD income allocated to equity method investments and other non-EAD components of other income (loss)), (e) general and administrative expenses (excluding transaction expenses and non-recurring items) and (f) income taxes (excluding the income tax effect of non-EAD income (loss) items) and excludes (g) the premium amortization adjustment ("PAA") representing the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term prepayment speeds related to the Company’s Agency mortgage-backed securities.
Earnings Available for Distribution should not be considered a substitute for, or superior to, GAAP net income. Please refer to the "Non-GAAP Financial Measures" section for a detailed discussion of Earnings Available for Distribution.
In addition, beginning with the quarter ended June 30, 2021, the Company began classifying certain portfolio activity- or volume-related expenses (including but not limited to brokerage and commission fees, due diligence costs and securitization expenses) as Other income (loss) rather than Other general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss) to better reflect the nature of the items and the Company’s approach to expense management. As such, prior periods have been conformed to the current presentation.

Divestiture of Commercial Real Estate Business
On March 25, 2021, the Company announced the sale of substantially all of the assets that comprise its commercial real estate business to Slate Asset Management for $2.33 billion, which is expected to be completed by the third quarter of 2021. The Company also intends to sell nearly all of the remaining assets that are not included in the sale to Slate. On July 22, 2021, the platform and the significant majority of the assets were transferred with remaining assets expected to be transferred by the end of the third quarter of 2021. As of March 31, 2021, the Company met the conditions for held-for sale accounting which requires that assets be carried at the lower of amortized cost or fair value less costs to sell. Assets and liabilities associated with the commercial real estate business are reported separately in the Company’s Consolidated Statement of Financial Condition as Assets and Liabilities of Disposal Group Held for Sale, respectively. The Company’s Consolidated Statements of Comprehensive Income (Loss) reflects a reversal of previously recognized loan loss provisions as well as business divestiture-related gains (losses), which include valuation allowances on commercial real estate assets, impairment of goodwill and estimated transaction costs. Revenues and expenses associated with the commercial real estate business will be reflected in the Company’s results of operations and key financial metrics through closing.

Other Information
This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, risks and uncertainties related to the COVID-19 pandemic, including as related to adverse economic conditions on real estate-related assets and financing conditions; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financing; changes in the market value of our assets; changes in business conditions and the general economy; operational risks or risk management failures by us or critical third parties, including cybersecurity incidents; our ability to grow our residential credit business; our ability to grow our middle market lending business; credit risks related to our investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets and corporate debt; risks related to investments in mortgage servicing rights; our ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting our business; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act; and the timing and ultimate completion of the sale of our commercial real estate business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.
Annaly is a leading diversified capital manager with investment strategies across mortgage finance and corporate middle market lending. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to optimize its returns through prudent management of its diversified investment strategies. Annaly is internally managed and has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Additional information on the company can be found at www.annaly.com.
Annaly routinely posts important information for investors on the Company’s website, www.annaly.com. Annaly intends to use this webpage as a means of disclosing material, non-public information, for complying with the Company’s disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. Annaly encourages investors, analysts, the media and others interested in Annaly to monitor the Company’s website, in addition to following Annaly’s press releases, SEC filings, public conference calls, presentations, webcasts and other information it posts from time to time on its website. To sign-up for email-notifications, please visit the "Investors" section of our website, www.annaly.com, then click on "Investor Resources" and select "Email Alerts" to complete the email notification form. The information contained on, or that may be accessed through, the Company’s webpage is not incorporated by reference into, and is not a part of, this document.
The Company prepares a supplemental investor presentation and a financial summary for the benefit of its shareholders. Both the Second Quarter 2021 Investor Presentation and the Second Quarter 2021 Financial Summary can be found at the Company’s website (www.annaly.com) in the Investors section under Investor Presentations.

Conference Call
The Company will hold the second quarter 2021 earnings conference call on July 29, 2021 at 9:00 a.m. Eastern Time. Participants are encouraged to pre-register for the conference call to receive a unique PIN to gain immediate access to the call and bypass the live operator.  Pre-registration may be completed by accessing the pre-registration link found on the homepage or "Investors" section of the Company's website at www.annaly.com, or by using the following link: https://dpregister.com/sreg/10158186/ea78605880. Pre-registration may be completed at any time, including up to and after the call start time.

For participants who would like to join the call but have not pre-registered, access is available by dialing 844-735-3317 within the U.S., or 412-317-5703 internationally, and requesting the "Annaly Earnings Call."
There will also be an audio webcast of the call on www.annaly.com. A replay of the call will be available for one week following the conference call. The replay number is 877-344-7529 for domestic calls and 412-317-0088 for international calls and the conference passcode is 10158186. If you would like to be added to the e-mail distribution list, please visit www.annaly.com, click on Investors, then select Email Alerts and complete the email notification form.

Financial Statements
ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	June 30, 2021	March 31, 2021	December 31, 2020 (1)	September 30, 2020	June 30, 2020
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$1,380,456	$1,122,793	$1,243,703	$1,239,982	$1,393,910
Securities	69,032,335	71,849,437	75,652,396	76,098,985	77,805,743
Loans, net	3,563,008	2,603,343	3,083,821	2,788,341	3,972,671
Mortgage servicing rights	202,616	113,080	100,895	207,985	227,400
Interests in MSR	49,035	—	—	—	—
Assets transferred or pledged to securitization vehicles	4,073,156	3,768,922	6,910,020	7,269,402	7,690,451
Real estate, net	—	—	656,314	790,597	746,067
Assets of disposal group held for sale	3,302,001	4,400,723	—	—	—
Derivative assets	181,889	891,474	171,134	103,245	165,642
Receivable for unsettled trades	14,336	144,918	15,912	54,200	747,082
Principal and interest receivable	250,210	259,655	268,073	281,009	300,089
Goodwill and intangible assets, net	26,502	37,337	127,341	136,900	137,680
Other assets	300,761	177,907	225,494	221,765	271,918
Total assets	$82,376,305	$85,369,589	$88,455,103	$89,192,411	$93,458,653
Liabilities and stockholders’ equity
Liabilities
Repurchase agreements	$60,221,067	$61,202,477	$64,825,239	$64,633,447	$67,163,598
Other secured financing	909,655	922,605	917,876	861,373	1,538,996
Debt issued by securitization vehicles	3,315,087	3,044,725	5,652,982	6,027,576	6,458,130
Participations issued	315,810	180,527	39,198	—	—
Mortgages payable	—	—	426,256	507,934	508,565
Liabilities of disposal group held for sale	2,362,690	3,319,414	—	—	—
Derivative liabilities	900,259	939,622	1,033,345	1,182,681	1,257,038
Payable for unsettled trades	154,405	1,070,080	884,069	1,176,001	2,122,735
Interest payable	173,721	100,949	191,116	155,338	180,943
Dividends payable	317,714	307,671	307,613	308,644	309,686
Other liabilities	66,721	213,924	155,613	144,745	121,359
Total liabilities	68,737,129	71,301,994	74,433,307	74,997,739	79,661,050
Stockholders’ equity
Preferred stock, par value $0.01 per share (2)	1,536,569	1,536,569	1,536,569	1,982,026	1,982,026
Common stock, par value $0.01 per share (3)	14,442	13,985	13,982	14,029	14,077
Additional paid-in capital	20,178,692	19,754,826	19,750,818	19,798,032	19,827,216
Accumulated other comprehensive income (loss)	1,780,275	2,002,231	3,374,335	3,589,056	3,842,074
Accumulated deficit	(9,892,863)	(9,251,804)	(10,667,388)	(11,200,937)	(11,871,927)
Total stockholders’ equity	13,617,115	14,055,807	14,008,316	14,182,206	13,793,466
Noncontrolling interests	22,061	11,788	13,480	12,466	4,137
Total equity	13,639,176	14,067,595	14,021,796	14,194,672	13,797,603
Total liabilities and equity	$82,376,305	$85,369,589	$88,455,103	$89,192,411	$93,458,653

(1)    Derived from the audited consolidated financial statements at December 31, 2020.
(2)    7.50% Series D Cumulative Redeemable Preferred Stock - Includes 0 shares authorized, issued and outstanding at June 30, 2021 and March 31, 2021. Includes 18,400,000 shares authorized and 0 shares issued and outstanding at December 31, 2020. Includes 18,400,000 shares authorized, issued and outstanding at September 30, 2020 and June 30, 2020, respectively.
6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock - Includes 28,800,000 shares authorized, issued and outstanding.
6.50% Series G Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock - Includes 17,000,000 shares authorized, issued and outstanding at June 30, 2021 and March 31, 2021. Includes 19,550,000 shares authorized and 17,000,000 shares issued and outstanding at December 31, 2020, September 30, 2020 and June 30, 2020, respectively.
6.75% Series I Preferred Stock - Includes 17,700,000 shares authorized, issued and outstanding at June 30, 2021 and March 31, 2021. Includes 18,400,000 shares authorized and 17,700,000 issued and outstanding at December 31, 2020, September 30, 2020 and June 30, 2020, respectively.
(3)    Includes 2,936,500,000 shares authorized at June 30, 2021 and March 31, 2021; 2,914,850,000 shares authorized at December 31, 2020, September 30, 2020 and June 30, 2020. Includes 1,444,156,029 shares issued and outstanding at June 30, 2021; 1,398,502,906 shares issued and outstanding at March 31, 2021; 1,398,240,618 shares issued and outstanding at December 31, 2020; 1,402,928,317 shares issued and outstanding at September 30, 2020; 1,407,662,483 shares issued and outstanding at June 30, 2020.

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (dollars in thousands, except per share data) (Unaudited)
	For the quarters ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Net interest income
Interest income	$383,906	$763,378	$527,344	$562,443	$584,812
Interest expense	61,047	75,973	94,481	115,126	186,032
Net interest income	322,859	687,405	432,863	447,317	398,780
Realized and unrealized gains (losses)
Net interest component of interest rate swaps	(83,087)	(79,747)	(66,807)	(62,529)	(64,561)
Realized gains (losses) on termination or maturity of interest rate swaps	—	—	2,092	(427)	(1,521,732)
Unrealized gains (losses) on interest rate swaps	(141,067)	772,262	258,236	170,327	1,494,628
Subtotal	(224,154)	692,515	193,521	107,371	(91,665)
Net gains (losses) on disposal of investments and other	16,223	(65,786)	9,363	198,888	246,679
Net gains (losses) on other derivatives and financial instruments	(357,808)	476,868	209,647	169,316	170,916
Net unrealized gains (losses) on instruments measured at fair value through earnings	3,984	104,191	51,109	121,255	254,772
Loan loss provision	(494)	139,620	(1,497)	21,993	(68,751)
Business divestiture-related gains (losses)	1,527	(249,563)	—	—	—
Subtotal	(336,568)	405,330	268,622	511,452	603,616
Total realized and unrealized gains (losses)	(560,722)	1,097,845	462,143	618,823	511,951
Other income (loss)	1,675	13,468	13,107	3,714	12,328
General and administrative expenses
Compensation and management fee	32,013	31,518	24,628	29,196	37,036
Other general and administrative expenses	21,513	16,387	18,345	15,391	27,734
Total general and administrative expenses	53,526	47,905	42,973	44,587	64,770
Income (loss) before income taxes	(289,714)	1,750,813	865,140	1,025,267	858,289
Income taxes	5,134	(321)	(13,495)	9,719	2,055
Net income (loss)	(294,848)	1,751,134	878,635	1,015,548	856,234
Net income (loss) attributable to noncontrolling interests	794	321	1,419	(126)	32
Net income (loss) attributable to Annaly	(295,642)	1,750,813	877,216	1,015,674	856,202
Dividends on preferred stock	26,883	26,883	35,509	35,509	35,509
Net income (loss) available (related) to common stockholders	$(322,525)	$1,723,930	$841,707	$980,165	$820,693
Net income (loss) per share available (related) to common stockholders
Basic	$(0.23)	$1.23	$0.60	$0.70	$0.58
Diluted	$(0.23)	$1.23	$0.60	$0.70	$0.58
Weighted average number of common shares outstanding
Basic	1,410,239,138	1,399,210,925	1,399,809,722	1,404,202,695	1,423,909,112
Diluted	1,410,239,138	1,400,000,727	1,400,228,777	1,404,368,300	1,423,909,112
Other comprehensive income (loss)
Net income (loss)	$(294,848)	$1,751,134	$878,635	$1,015,548	$856,234
Unrealized gains (losses) on available-for-sale securities	(191,541)	(1,428,927)	(207,393)	(140,671)	986,146
Reclassification adjustment for net (gains) losses included in net income (loss)	(30,415)	56,823	(7,328)	(112,347)	(265,443)
Other comprehensive income (loss)	(221,956)	(1,372,104)	(214,721)	(253,018)	720,703
Comprehensive income (loss)	(516,804)	379,030	663,914	762,530	1,576,937
Comprehensive income (loss) attributable to noncontrolling interests	794	321	1,419	(126)	32
Comprehensive income (loss) attributable to Annaly	(517,598)	378,709	662,495	762,656	1,576,905
Dividends on preferred stock	26,883	26,883	35,509	35,509	35,509
Comprehensive income (loss) attributable to common stockholders	$(544,481)	$351,826	$626,986	$727,147	$1,541,396

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (dollars in thousands, except per share data)
	For the six months ended
	June 30, 2021	June 30, 2020
Net interest income
Interest income	$1,147,284	$1,139,838
Interest expense	137,020	689,505
Net interest income	1,010,264	450,333

Realized and unrealized gains (losses)
Net interest component of interest rate swaps	(162,834)	(78,541)
Realized gains (losses) on termination or maturity of interest rate swaps	—	(1,919,293)
Unrealized gains (losses) on interest rate swaps	631,195	(1,333,095)
Subtotal	468,361	(3,330,929)
Net gains (losses) on disposal of investments and other	(49,563)	453,262
Net gains (losses) on other derivatives	119,060	377,342
Net unrealized gains (losses) on instruments measured at fair value through earnings	108,175	(475,388)
Loan loss provision	139,126	(168,077)
Business divestiture-related (losses) gains	(248,036)	—
Subtotal	68,762	187,139
Total realized and unrealized gains (losses)	537,123	(3,143,790)
Other income (loss)	15,143	19,490
General and administrative expenses
Compensation and management fee	63,531	77,861
Other general and administrative expenses	37,900	56,774
Total general and administrative expenses	101,431	134,635
Income (loss) before income taxes	1,461,099	(2,808,602)
Income taxes	4,813	(24,647)
Net income (loss)	1,456,286	(2,783,955)
Net income (loss) attributable to noncontrolling interests	1,115	98
Net income (loss) attributable to Annaly	1,455,171	(2,784,053)
Dividends on preferred stock	53,766	71,018
Net income (loss) available (related) to common stockholders	$1,401,405	$(2,855,071)
Net income (loss) per share available (related) to common stockholders
Basic	$1.00	$(2.00)
Diluted	$1.00	$(2.00)
Weighted average number of common shares outstanding
Basic	1,404,755,496	1,427,451,716
Diluted	1,405,764,272	1,427,451,716
Other comprehensive income (loss)
Net income (loss)	$1,456,286	$(2,783,955)
Unrealized gains (losses) on available-for-sale securities	(1,620,468)	2,360,942
Reclassification adjustment for net (gains) losses included in net income (loss)	26,408	(657,059)
Other comprehensive income (loss)	(1,594,060)	1,703,883
Comprehensive income (loss)	(137,774)	(1,080,072)
Comprehensive income (loss) attributable to noncontrolling interests	1,115	98
Comprehensive income (loss) attributable to Annaly	(138,889)	(1,080,170)
Dividends on preferred stock	53,766	71,018
Comprehensive income (loss) attributable to common stockholders	$(192,655)	$(1,151,188)

Key Financial Data
The following table presents key metrics of the Company’s portfolio, liabilities and hedging positions, and performance as of and for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020:

	June 30, 2021	March 31, 2021	June 30, 2020
Portfolio related metrics
Fixed-rate Residential Securities as a percentage of total Residential Securities	98%	97%	98%
Adjustable-rate and floating-rate Residential Securities as a percentage of total Residential Securities	2%	3%	2%
Weighted average experienced CPR for the period	26.4%	23.9%	19.5%
Weighted average projected long-term CPR at period-end	12.9%	11.8%	18.0%
Liabilities and hedging metrics
Weighted average days to maturity on repurchase agreements outstanding at period-end	88	88	74
Hedge ratio (1)	75%	75%	40%
Weighted average pay rate on interest rate swaps at period-end (2)	0.81%	0.80%	1.01%
Weighted average receive rate on interest rate swaps at period-end (2)	0.34%	0.34%	0.75%
Weighted average net rate on interest rate swaps at period-end (2)	0.47%	0.46%	0.26%
GAAP leverage at period-end (3)	4.7:1	4.6:1	5.5:1
GAAP capital ratio at period-end (4)	16.6%	16.5%	14.8%
Performance related metrics
Book value per common share	$8.37	$8.95	$8.39
GAAP net income (loss) per average common share (5)	$(0.23)	$1.23	$0.58
Annualized GAAP return (loss) on average equity	(8.51%)	49.87%	25.84%
Net interest margin (6)	1.66%	3.39%	1.89%
Average yield on interest earning assets (7)	1.97%	3.76%	2.77%
Average GAAP cost of interest bearing liabilities (8)	0.35%	0.42%	0.96%
Net interest spread	1.62%	3.34%	1.81%
Dividend declared per common share	$0.22	$0.22	$0.22
Annualized dividend yield (9)	9.91%	10.23%	13.41%
Non-GAAP metrics *
Earnings available for distribution per average common share (5)	$0.30	$0.29	$0.27
Annualized EAD return on average equity (excluding PAA)	13.05%	12.53%	12.82%
Economic leverage at period-end (3)	5.8:1	6.1:1	6.4:1
Economic capital ratio at period end (4)	14.3%	13.7%	13.0%
Net interest margin (excluding PAA) (6)	2.09%	1.91%	1.88%
Average yield on interest earning assets (excluding PAA) (7)	2.76%	2.71%	3.01%
Average economic cost of interest bearing liabilities (8)	0.83%	0.87%	1.29%
Net interest spread (excluding PAA)	1.93%	1.84%	1.72%
*    Represents a non-GAAP financial measure. Please refer to the "Non-GAAP Financial Measures" section for additional information.
(1)    Measures total notional balances of interest rate swaps, interest rate swaptions (excluding receiver swaptions) and futures relative to repurchase agreements, other secured financing and cost basis of TBA derivatives outstanding; excludes MSR and the effects of term financing, both of which serve to reduce interest rate risk. Additionally, the hedge ratio does not take into consideration differences in duration between assets and liabilities.
(2)    Excludes forward starting swaps.
(3)    GAAP leverage is computed as the sum of repurchase agreements, other secured financing, debt issued by securitization vehicles, participations issued and mortgages payable divided by total equity. Economic leverage is computed as the sum of recourse debt, cost basis of to-be-announced ("TBA") and CMBX derivatives outstanding, and net forward purchases (sales) of investments divided by total equity. Recourse debt consists of repurchase agreements and other secured financing (excluding certain non-recourse credit facilities). Certain credit facilities (included within other secured financing), debt issued by securitization vehicles, participations issued, and mortgages payable are non-recourse to the Company and are excluded from economic leverage.
(4)    GAAP capital ratio is computed as total equity divided by total assets. Economic capital ratio is computed as total equity divided by total economic assets. Total economic assets include the implied market value of TBA derivatives are net of debt issued by securitization vehicles.
(5)    Net of dividends on preferred stock.
(6)    Net interest margin represents interest income less interest expense divided by average interest earning assets. Net interest margin (excluding PAA) represents the sum of interest income (excluding PAA) plus TBA dollar roll income and CMBX coupon income less interest expense and the net interest component of interest rate swaps divided by the sum of average interest earning assets plus average TBA contract and CMBX balances.
(7)    Average yield on interest earning assets represents annualized interest income divided by average interest earning assets. Average interest earning assets reflects the average amortized cost of our investments during the period. Average yield on interest earning assets (excluding PAA) is calculated using annualized interest income (excluding PAA).
(8)    Average GAAP cost of interest bearing liabilities represents annualized interest expense divided by average interest bearing liabilities. Average interest bearing liabilities reflects the average balances during the period. Average economic cost of interest bearing liabilities represents annualized economic interest expense divided by average interest bearing liabilities. Economic interest expense is comprised of GAAP interest expense and the net interest component of interest rate swaps.
(9)    Based on the closing price of the Company’s common stock of $8.88, $8.60 and $6.56 at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.

The following table contains additional information on our investment portfolio as of the dates presented:

	For the quarters ended
	June 30, 2021	March 31, 2021	June 30, 2020
Agency mortgage-backed securities	$66,468,519	$69,637,229	$76,761,800
Residential credit risk transfer securities	827,328	930,983	362,901
Non-agency mortgage-backed securities	1,582,323	1,277,104	619,840
Commercial mortgage-backed securities	154,165	4,121	61,202
Total securities	$69,032,335	$71,849,437	$77,805,743
Residential mortgage loans	$1,029,929	$528,868	$1,168,521
Commercial real estate debt and preferred equity	—	—	618,886
Corporate debt	2,066,709	2,074,475	2,185,264
Corporate debt, held for sale	466,370	—	—
Total loans, net	$3,563,008	$2,603,343	$3,972,671
Mortgage servicing rights	$202,616	$113,080	$227,400
Interests in MSR	$49,035	$—	—
Agency mortgage-backed securities transferred or pledged to securitization vehicles	$605,163	$598,118	$1,832,708
Residential mortgage loans transferred or pledged to securitization vehicles	3,467,993	3,170,804	2,832,502
Commercial real estate debt investments transferred or pledged to securitization vehicles	—	—	2,150,623
Commercial real estate debt and preferred equity transferred or pledged to securitization vehicles	—	—	874,618
Assets transferred or pledged to securitization vehicles	$4,073,156	$3,768,922	$7,690,451
Real estate, net	$—	$—	$746,067
Assets of disposal group held for sale	$3,302,001	$4,400,723	$—
Total investment portfolio	$80,222,151	$82,735,505	$90,442,332

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company provides the following non-GAAP measures:
•earnings available for distribution (“EAD”);
•earnings available for distribution attributable to common stockholders;
•earnings available for distribution per average common share;
•economic leverage;
•annualized EAD return on average equity;
•economic capital ratio;
•interest income (excluding PAA);
•economic interest expense;
•economic net interest income (excluding PAA);
•average yield on interest earning assets (excluding PAA);
•average economic cost of interest bearing liabilities;
•net interest margin (excluding PAA); and
•net interest spread (excluding PAA).

These measures should not be considered a substitute for, or superior to, financial measures computed in accordance with GAAP. While intended to offer a fuller understanding of the Company’s results and operations, non-GAAP financial measures also have limitations. For example, the Company may calculate its non-GAAP metrics, such as earnings available for distribution, or the PAA, differently than its peers making comparative analysis difficult. Additionally, in the case of non-GAAP measures that exclude the PAA, the amount of amortization expense excluding the PAA is not necessarily representative of the amount of future periodic amortization nor is it indicative of the term over which the Company will amortize the remaining unamortized premium. Changes to actual and estimated prepayments will impact the timing and amount of premium amortization and, as such, both GAAP and non-GAAP results.
These non-GAAP measures provide additional detail to enhance investor understanding of the Company’s period-over-period operating performance and business trends, as well as for assessing the Company’s performance versus that of industry peers. Additional information pertaining to the Company’s use of these non-GAAP financial measures, including discussion of how each such measure may be useful to investors, and reconciliations to their most directly comparable GAAP results are provided below.
Earnings available for distribution, earnings available for distribution attributable to common stockholders, earnings available for distribution per average common share and annualized EAD return on average equity
The Company's principal business objective is to generate net income for distribution to its stockholders and to preserve capital through prudent selection of investments and continuous management of its portfolio. The Company generates net income by earning a net interest spread on its investment portfolio, which is a function of interest income from its investment portfolio less financing, hedging and operating costs.  Earnings available for distribution, which is defined as the sum of (a) economic net interest income, (b) TBA dollar roll income and CMBX coupon income, (c) realized amortization of MSR, (d) other income (loss) (excluding depreciation expense related to commercial real estate and amortization of intangibles, non-EAD income allocated to equity method investments and other non-EAD components of other income (loss)), (e) general and administrative expenses (excluding transaction expenses and non-recurring items), and (f) income taxes (excluding the income tax effect of non-EAD income (loss) items) and excludes (g) the premium amortization adjustment ("PAA") representing the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term prepayment speeds related to the Company’s Agency mortgage-backed securities is used by the Company's management and, the Company believes, used by analysts and investors to measure its progress in achieving its principal business objective.
The Company seeks to fulfill this objective through a variety of factors including portfolio construction, the degree of market risk exposure and related hedge profile, and the use and forms of leverage, all while operating within the parameters of the Company's capital allocation policy and risk governance framework.
The Company believes these non-GAAP measures provide management and investors with additional details regarding the Company’s underlying operating results and investment portfolio trends by (i) making adjustments to account for the disparate reporting of changes in fair value where certain instruments are reflected in GAAP net income (loss) while others are reflected in other comprehensive income (loss) and (ii) by excluding certain unrealized, non-cash or episodic components of GAAP net income (loss) in order to provide additional transparency into the operating performance of the Company’s portfolio. In addition, EAD serves as a useful indicator for investors in evaluating the Company's performance and ability to pay dividends. Annualized EAD return on average equity, which is calculated by dividing earnings available for distribution over average stockholders’ equity, provides investors with additional detail on the earnings available for distribution generated by the Company’s invested equity capital.

The following table presents a reconciliation of GAAP financial results to non-GAAP earnings available for distribution for the periods presented:

	For the quarters ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(dollars in thousands, except per share data)
GAAP net income (loss)	$(294,848)	$1,751,134	$856,234
Net income (loss) attributable to noncontrolling interests	794	321	32
Net income (loss) attributable to Annaly	(295,642)	1,750,813	856,202
Adjustments to exclude reported realized and unrealized (gains) losses
Realized (gains) losses on termination or maturity of interest rate swaps	—	—	1,521,732
Unrealized (gains) losses on interest rate swaps	141,067	(772,262)	(1,494,628)
Net (gains) losses on disposal of investments and other	(16,223)	65,786	(246,679)
Net (gains) losses on other derivatives and financial instruments	357,808	(476,868)	(170,916)
Net unrealized (gains) losses on instruments measured at fair value through earnings	(3,984)	(104,191)	(254,772)
Loan loss provision (1)	1,078	(144,870)	72,544
Business divestiture-related (gains) losses	(1,527)	249,563	—
Other adjustments
Depreciation expense related to commercial real estate and amortization of intangibles	5,635	7,324	8,714
Non-EAD (income) loss allocated to equity method investments (2)	3,141	(9,680)	4,218
Transaction expenses and non-recurring items (3)	1,150	695	1,075
Income tax effect of non-EAD income (loss) items	7,147	4,334	3,353
TBA dollar roll income and CMBX coupon income (4)	111,592	98,933	97,524
MSR amortization (5)	(13,491)	(15,488)	(25,529)
Plus:
Premium amortization adjustment cost (benefit)	153,607	(214,570)	51,742
Earnings available for distribution *	451,358	439,519	424,580
Dividends on preferred stock	26,883	26,883	35,509
Earnings available for distribution attributable to common stockholders *	$424,475	$412,636	$389,071
GAAP net income (loss) per average common share	$(0.23)	$1.23	$0.58
Earnings available for distribution per average common share *	$0.30	$0.29	$0.27
Annualized GAAP return (loss) on average equity	(8.51%)	49.87%	25.84%
Annualized EAD return on average equity *	13.05%	12.53%	12.82%

*     Represents a non-GAAP financial measure.
(1)    Includes $0.6 million, ($5.3) million and $3.8 million of loss provision (reversal) on the Company’s unfunded loan commitments for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, which is reported in Other income (loss) in the Company’s Consolidated Statements of Comprehensive Income (Loss).
(2)    The Company excludes non-EAD (income) loss allocated to equity method investments, which represents the unrealized (gains) losses allocated to equity interests in a portfolio of MSR, which is a component of Other income (loss).
(3)    The quarters ended June 30, 2021 and March 31, 2021 include costs incurred in connection with securitizations of residential whole loans. The quarter ended June 30, 2020 include costs incurred in connection with the Internalization and costs incurred in connection with the CEO search process.
(4)    TBA dollar roll income and CMBX coupon income each represent a component of Net gains (losses) on other derivatives and financial instruments. CMBX coupon income totaled $1.4 million, $1.5 million and $1.6 million for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(5)    MSR amortization represents the portion of changes in fair value that is attributable to the realization of estimated cash flows on the Company’s MSR portfolio and is reported as a component of Net unrealized gains (losses) on instruments measured at fair value.

From time to time, the Company enters into TBA forward contracts as an alternate means of investing in and financing Agency mortgage-backed securities. A TBA contract is an agreement to purchase or sell, for future delivery, an Agency mortgage-backed security with a specified issuer, term and coupon. A TBA dollar roll represents a transaction where TBA contracts with the same terms but different settlement dates are simultaneously bought and sold. The TBA contract settling in the later month typically prices at a discount to the earlier month contract with the difference in price commonly referred to as the "drop". The drop is a reflection of the expected net interest income from an investment in similar Agency mortgage-backed securities, net of an implied financing cost, that would be foregone as a result of settling the contract in the later month rather than in the earlier month. The drop between the current settlement month price and the forward settlement month price occurs because in the TBA dollar roll market, the party providing the financing is the party that would retain all principal and interest payments accrued during the financing period. Accordingly, TBA dollar roll income generally represents the economic equivalent of the net interest income earned on the underlying Agency mortgage-backed security less an implied financing cost.

TBA dollar roll transactions are accounted for under GAAP as a series of derivatives transactions. The fair value of TBA derivatives is based on methods similar to those used to value Agency mortgage-backed securities. The Company records TBA derivatives at fair value on its Consolidated Statements of Financial Condition and recognizes periodic changes in fair value in Net gains (losses) on other derivatives and financial instruments in the Consolidated Statements of Comprehensive Income (Loss), which includes both unrealized and realized gains and losses on derivatives (excluding interest rate swaps).
TBA dollar roll income is calculated as the difference in price between two TBA contracts with the same terms but different settlement dates multiplied by the notional amount of the TBA contract. Although accounted for as derivatives, TBA dollar rolls capture the economic equivalent of net interest income, or carry, on the underlying Agency mortgage-backed security (interest income less an implied cost of financing). TBA dollar roll income is reported as a component of Net gains (losses) on other derivatives and financial instruments in the Consolidated Statements of Comprehensive Income (Loss).
The CMBX index is a synthetic tradable index referencing a basket of 25 commercial mortgage-backed securities ("CMBS") of a particular rating and vintage. The CMBX index allows investors to take a long exposure (referred to as selling protection) or short exposure (referred to as buying protection) on the respective basket of CMBS securities and is structured as a "pay-as-you-go" contract whereby the protection buyer pays to the protection seller a standardized running coupon on the contracted notional amount. The Company reports income (expense) on CMBX positions in Net gains (losses) on other derivatives and financial instruments in the Consolidated Statements of Comprehensive Income (Loss). The coupon payments received or paid on CMBX positions are equivalent to interest income (expense) and therefore included in earnings available for distribution.
Premium Amortization Expense
In accordance with GAAP, the Company amortizes or accretes premiums or discounts into interest income for its Agency mortgage-backed securities, excluding interest-only securities, multifamily and reverse mortgages, taking into account estimates of future principal prepayments in the calculation of the effective yield. The Company recalculates the effective yield as differences between anticipated and actual prepayments occur. Using third-party model and market information to project future cash flows and expected remaining lives of securities, the effective interest rate determined for each security is applied as if it had been in place from the date of the security’s acquisition. The amortized cost of the security is then adjusted to the amount that would have existed had the new effective yield been applied since the acquisition date. The adjustment to amortized cost is offset with a charge or credit to interest income. Changes in interest rates and other market factors will impact prepayment speed projections and the amount of premium amortization recognized in any given period.
The Company’s GAAP metrics include the unadjusted impact of amortization and accretion associated with this method. Certain of the Company’s non-GAAP metrics exclude the effect of the PAA, which quantifies the component of premium amortization representing the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term CPR.
The following table illustrates the impact of the PAA on premium amortization expense for the Company’s Residential Securities portfolio and residential securities transferred or pledged to securitization vehicles, for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020:

	For the quarters ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(dollars in thousands)
Premium amortization expense (accretion)	$320,108	$(11,891)	$270,688
Less: PAA cost (benefit)	153,607	(214,570)	51,742
Premium amortization expense (excluding PAA)	$166,501	$202,679	$218,946

Economic leverage and economic capital ratios
The Company uses capital coupled with borrowed funds to invest primarily in real estate related investments, earning the spread between the yield on its assets and the cost of its borrowings and hedging activities. The Company’s capital structure is designed to offer an efficient complement of funding sources to generate positive risk-adjusted returns for its stockholders while maintaining appropriate liquidity to support its business and meet the Company’s financial obligations under periods of market stress. To maintain its desired capital profile, the Company utilizes a mix of debt and equity funding. Debt funding may include the use of repurchase agreements, loans, securitizations, participations issued, lines of credit, asset backed lending facilities, corporate bond issuance, convertible bonds, mortgages payable or other liabilities. Equity capital primarily consists of common and preferred stock.
The Company’s economic leverage ratio is computed as the sum of recourse debt, cost basis of TBA and CMBX derivatives outstanding, and net forward purchases (sales) of investments divided by total equity. Recourse debt consists of repurchase agreements and other secured financing (excluding certain non-recourse credit facilities). Certain credit facilities (included within other secured financing), debt issued by securitization vehicles, participations issued, and mortgages payable are non-recourse to the Company and are excluded from economic leverage.

The following table presents a reconciliation of GAAP debt to economic debt for purposes of calculating the Company’s economic leverage ratio for the periods presented:

	As of
	June 30, 2021	March 31, 2021	June 30, 2020
Economic leverage ratio reconciliation	(dollars in thousands)
Repurchase agreements	$60,221,067	$61,202,477	$67,163,598
Other secured financing	909,655	922,605	1,538,996
Debt issued by securitization vehicles	3,315,087	3,044,725	6,458,130
Participations issued	315,810	180,527	—
Mortgages payable	—	—	508,565
Debt included in liabilities of disposal group held for sale	2,306,633	3,260,788	—
Total GAAP debt	$67,068,252	$68,611,122	$75,669,289
Less:
Credit facilities (1)	(909,655)	(922,605)	(895,793)
Debt issued by securitization vehicles	(3,315,087)	(3,044,725)	(6,458,130)
Participations issued	(315,810)	(180,527)	—
Mortgages payable	—	—	(508,565)
Non-recourse debt included in liabilities of disposal group held for sale	(2,035,982)	(2,968,620)	—
Total non-recourse debt	$60,491,718	$61,494,645	$67,806,801
Plus / (Less):
Cost basis of TBA and CMBX derivatives	18,107,549	23,538,792	19,525,825
Payable for unsettled trades	154,405	1,070,080	2,122,735
Receivable for unsettled trades	(14,336)	(144,918)	(747,082)
Economic debt *	$78,739,336	$85,958,599	$88,708,279
Total equity	$13,639,176	$14,067,595	$13,797,603
Economic leverage ratio *	5.8:1	6.1:1	6.4:1

* Represents a non-GAAP financial measure.
(1) Included in Other secured financing in the Company’s Consolidated Statements of Financial Condition.

The following table presents a reconciliation of GAAP total assets to economic total assets for purposes of calculating the Company’s economic capital ratio for the periods presented:

	As of
	June 30, 2021	March 31, 2021	June 30, 2020
Economic capital ratio reconciliation	(dollars in thousands)
Total GAAP assets	$82,376,305	$85,369,589	$93,458,653
Less:
Gross unrealized gains on TBA derivatives (1)	(31,943)	(17,404)	(123,974)
Debt issued by securitization vehicles (2)	(4,925,196)	(5,587,281)	(6,458,130)
Plus:
Implied market value of TBA derivatives	17,691,150	22,793,892	19,148,701
Total economic assets *	$95,110,316	$102,558,796	$106,025,250
Total equity	$13,639,176	$14,067,595	$13,797,603
Economic capital ratio *	14.3%	13.7%	13.0%

* Represents a non-GAAP financial measure.
(1) Included in Derivative assets in the Company’s Consolidated Statements of Financial Condition.
(2) Includes debt issued by securitization vehicles reported in Liabilities of disposal group held for sale in the Company's
Consolidated Statements of Financial Condition.
(3) Economic capital ratio is computed as total equity divided by total economic assets.

Interest income (excluding PAA), economic interest expense and economic net interest income (excluding PAA)
Interest income (excluding PAA) represents interest income excluding the effect of the PAA, and serves as the basis for deriving average yield on interest earning assets (excluding PAA), net interest spread (excluding PAA) and net interest margin (excluding PAA), which are discussed below. The Company believes this measure provides management and investors with additional detail to enhance their understanding of the Company’s operating results and trends by excluding the component of premium amortization expense representing the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term prepayment speeds related to the Company’s Agency mortgage-backed securities (other than interest-only securities, multifamily and reverse mortgages), which can obscure underlying trends in the performance of the portfolio.
Economic interest expense includes GAAP interest expense and the net interest component of interest rate swaps. The Company uses interest rate swaps to manage its exposure to changing interest rates on its repurchase agreements by economically hedging cash flows associated with these borrowings. Accordingly, adding the net interest component of interest rate swaps to interest expense, as computed in accordance with GAAP, reflects the total contractual interest expense and thus, provides investors with additional information about the cost of the Company's financing strategy. The Company may use market agreed coupon (“MAC”) interest rate swaps in which the Company may receive or make a payment at the time of entering into such interest rate swap to compensate for the off-market nature of such interest rate swap. In accordance with GAAP, upfront payments associated with MAC interest rate swaps are not reflected in the net interest component of interest rate swaps in the Company's Consolidated Statements of Comprehensive Income (Loss). The Company did not enter into any MAC interest rate swaps during the quarter ended June 30, 2021.
Similarly, economic net interest income (excluding PAA), as computed below, provides investors with additional information to enhance their understanding of the net economics of our primary business operations.

	For the quarters ended
	June 30, 2021	March 31, 2021	June 30, 2020
Interest income (excluding PAA) reconciliation	(dollars in thousands)
GAAP interest income	$383,906	$763,378	$584,812
Premium amortization adjustment	153,607	(214,570)	51,742
Interest income (excluding PAA) *	$537,513	$548,808	$636,554
Economic interest expense reconciliation
GAAP interest expense	$61,047	$75,973	$186,032
Add:
Net interest component of interest rate swaps	83,087	79,747	64,561
Economic interest expense *	$144,134	$155,720	$250,593
Economic net interest income (excluding PAA) reconciliation
Interest income (excluding PAA) *	$537,513	$548,808	$636,554
Less:
Economic interest expense *	144,134	155,720	250,593
Economic net interest income (excluding PAA) *	$393,379	$393,088	$385,961

* Represents a non-GAAP financial measure.

Average yield on interest earning assets (excluding PAA), net interest spread (excluding PAA), net interest margin (excluding PAA) and average economic cost of interest bearing liabilities
Net interest spread (excluding PAA), which is the difference between the average yield on interest earning assets (excluding PAA) and the average economic cost of interest bearing liabilities, which represents annualized economic interest expense divided by average interest bearing liabilities, and net interest margin (excluding PAA), which is calculated as the sum of interest income (excluding PAA) plus TBA dollar roll income and CMBX coupon income less interest expense and the net interest component of interest rate swaps divided by the sum of average interest earning assets plus average TBA contract and CMBX balances, provide management with additional measures of the Company’s profitability that management relies upon in monitoring the performance of the business.
Disclosure of these measures, which are presented below, provides investors with additional detail regarding how management evaluates the Company’s performance.

	For the quarters ended
	June 30, 2021	March 31, 2021	June 30, 2020
Economic metrics (excluding PAA)	(dollars in thousands)
Average interest earning assets	$77,916,766	$81,121,340	$84,471,839
Interest income (excluding PAA) *	$537,513	$548,808	$636,554
Average yield on interest earning assets (excluding PAA) *	2.76%	2.71%	3.01%
Average interest bearing liabilities	$68,469,413	$72,002,031	$76,712,894
Economic interest expense *	$144,134	$155,720	$250,593
Average economic cost of interest bearing liabilities *	0.83%	0.87%	1.29%
Economic net interest income (excluding PAA) *	$393,379	$393,088	$385,961
Net interest spread (excluding PAA) *	1.93%	1.84%	1.72%
Interest income (excluding PAA) *	$537,513	$548,808	$636,554
TBA dollar roll income and CMBX coupon income	111,592	98,933	97,524
Interest expense	(61,047)	(75,973)	(186,032)
Net interest component of interest rate swaps	(83,087)	(79,747)	(64,561)
Subtotal	$504,971	$492,021	$483,485
Average interest earnings assets	$77,916,766	$81,121,340	$84,471,839
Average TBA contract and CMBX balances	18,761,062	21,865,969	18,628,343
Subtotal	$96,677,828	$102,987,309	$103,100,182
Net interest margin (excluding PAA) *	2.09%	1.91%	1.88%
* Represents a non-GAAP financial measure.